Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement previously filed on Form S-3 (333-130903) and related Prospectus of Hollywood Media Corp. for the registration of 700,000 shares of its common stock, which Registration Statement has been incorporated by reference into this Registration Statement on Form S-3 dated on or about May 8, 2006, and to the incorporation by reference therein of our report dated March 28, 2005 with respect to the consolidated financial statements of Hollywood Media Corp., as of December 31, 2004, and for each of the two years in the period ended December 31, 2004, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Certified Public Accountants
Ft. Lauderdale, Florida
May 2, 2006